Exhibit 99.1

PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors: The Ruth Group Nick Laudico/Zack Kubow (646) 536-7030/7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com Media: Jason Rando The Ruth Group (646) 536-7025 jrando@theruthgroup.com

Symmetry Medical Reports Second Quarter 2010 Financial Results

Second Quarter 2010 Highlights:

•	Revenue increased 5% over first quarter 2010
•	Operating income increased 100% over first quarter 2010
•	Net income increased 181% over first quarter 2010
•	Increases 2010 revenue guidance and reaffirms 2010 EPS guidance
WARSAW, Ind., August 5, 2010 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopaedic device industry and other medical markets, announced second quarter 2010 financial results for the three-month period ended July 3, 2010.

	Second Quarter			Vs Prior Quarter
(in millions, except share data)	2010	2009	Change	2Q'10	1Q'10	Change
Revenue	$88.8	$101.0	-12%	$88.8	$84.5	5%
Operating Income	7.8	13.5	-42%	7.8	3.9	100%
Net Income	4.5	9.0	-50%	4.5	1.6	181%
EPS	$0.13	$0.25	-48%	$0.13	$0.05	160%

Non-GAAP*
Operating Income*	8.1	13.6	-40%	8.1	4.4	84%
Net Income*	4.7	9.0	-48%	4.7	2.0	135%
EPS*	$0.14	$0.25	-44%	$0.14	$0.06	133%

Revenue by Product:
Instruments	$35.4	$46.9	-25%	$35.4	$31.6	12%
Implants	28.5	29.9	-5%	28.5	28.2	1%
Cases	19.8	18.9	5%	19.8	18.8	5%
Other	5.1	5.3	-4%	5.1	5.9	-14%
Total Revenue	$88.8	$101.0	-12%	$88.8	$84.5	5%

* Excludes facility consolidation and severance costs incurred in 2010 and 2009. See "Non-GAAP Measures" below.

Revenue for the second quarter 2010 was $88.8 million, up 5.1% on a sequential basis from the $84.5 million reported in the first quarter 2010, reflecting increased customer demand in the Company’s orthopedic and medical device businesses. Revenue for the second quarter 2009 was $101.0 million.

Gross profit for the second quarter 2010 was $20.4 million, up 19.5% on a sequential basis from the $17.0 million reported in the first quarter 2010 and compared to $26.8 million in the second quarter 2009.  Gross margin percentage for the second quarter 2010 was 22.9% compared to 20.2% for the first quarter 2010 and 26.5% in the same period last year.

Selling, general and administrative expenses in the second quarter 2010 were $12.3 million, a decrease of 2.6% on sequential basis from $12.6 million in the first quarter 2010 as a result of lower sales and marketing expenses due to the timing of industry trade shows during the first quarter 2010.  Expenses were down 6.9% compared to $13.2 million in the second quarter 2009.  The year-over-year decrease was driven primarily by cost controls implemented during the second half of 2009.

On a pre-tax basis, facility closure and severance costs were $0.3 million in the second quarter of 2010, compared to $0.5 million in the first quarter of 2010 and $0.1 million in the second quarter of 2009.

Operating income for the second quarter 2010 was $7.8 million, up from first quarter 2010 operating income of $3.9 million and compared to $13.5 million for the second quarter 2009. Operating margin for the second quarter 2010 was 8.7%, compared to 4.6% in the first quarter 2010 and 13.4% for the second quarter 2009. Excluding expenses related to facility consolidation and employee severance payments referenced above, operating income for the second quarter 2010 was $8.1 million compared to $4.4 million in the first quarter of 2010.

The second quarter 2010 included a non-cash gain of $0.5 million for the mark to market of the Company’s interest rate derivative, compared to a non-cash gain for the interest rate derivative of $0.2 million in the second quarter 2009.

Income tax expense for the second quarter 2010 was $2.4 million, compared to a tax expense of $3.2 million for the second quarter of 2009.

Net income for the second quarter 2010 was $4.5 million, or $0.13 per diluted share, up from $1.6 million, or $0.05 per diluted share, for the first quarter of 2010 and compared to $9.0 million, or $0.25 per diluted share, for the second quarter of 2009. Excluding the facility consolidation and employee severance payments referenced above, net income for the second quarter 2010 was $4.7 million, or $0.14 per diluted share compared to $0.06 per diluted share in the first quarter of 2010.

The weighted average number of diluted shares outstanding during the second quarter of 2010 was 35,806,676.

Brian Moore, President and Chief Executive Officer of Symmetry Medical, stated, “Total revenue in second quarter 2010 grew by five percent sequentially, providing further evidence of a stabilized and improving environment. We also achieved sequential expansion of gross margin and operating margin during the quarter, demonstrating better operational efficiency as we adjust to higher volume. Together, these positive results give us confidence that we are well positioned to benefit from a reacceleration of growth and to meet our 2010 revenue and EPS guidance.”

Financial Guidance
The following forward-looking estimates regarding 2010 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

For the full year 2010, the Company is increasing revenue guidance to a range of $340 million to $350 million, up from the previously announced range of $330 million to $340 million. The increase is based on the Company’s actual results for the first half of 2010, current inventory levels and expected customer product launch activity, and expected positive impact from foreign exchange rates in the second half of 2010. For the full year 2010, the Company is reiterating its earnings per share guidance of a range of $0.45 to $0.50.

Conference Call
Symmetry Medical will host a conference call to discuss second quarter 2010 financial results at 8:00 a.m. ET on August 5, 2010. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.symmetrymedical.com. The dial-in numbers are (866) 356-3093 for domestic callers and (617) 597-5381 for international. The reservation number for both is 23553266. After the live Web cast, the call will remain available on Symmetry Medical’s Web site through November 5, 2010. In addition, a telephonic replay of the call will be available until August 19, 2010. The replay numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 34068334.

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Non-GAAP Measures
The non-GAAP measures, including adjusted operating income, net income and EPS, shown in this release exclude facility consolidation and severance costs.  Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included after the financial information included in this press release.  These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies.  Management believes these non-GAAP measures improve management’s and investors’ the ability to better compare the company’s ongoing financial performance between periods and with other companies.

Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Inc.
Consolidated Statements of Operations

	Three Months Ended		YTD
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009
	(In Thousands, Except Per Share Data)
	(unaudited)

Revenue	$88,824	$100,954	$173,318	$202,376
Cost of Revenue	68,461	74,183	135,919	151,047

Gross Profit	20,363	26,771	37,399	51,329
Selling, general and administrative expenses	12,272	13,176	24,876	26,420
Facility closure and severance costs	340	54	860	162

Operating Income	7,751	13,541	11,663	24,747
Other (income)/expense:
Interest expense	1,498	1,564	3,061	3,384
Derivatives valuation gain	(480)	(175)	(788)	(568)
Other	(100)	(12)	81	(308)

Income before income taxes	6,833	12,164	9,309	22,239
Income tax expense	2,354	3,189	3,199	6,417

Net income	$4,479	$8,975	$6,110	$15,822

Net income per share:
Basic	$0.13	$0.25	$0.17	$0.45
Diluted	$0.13	$0.25	$0.17	$0.44

Weighted average common shares and equivalent shares outstanding:
Basic	35,448	35,326	35,445	35,289
Diluted	35,807	35,529	35,768	35,437

Symmetry Medical Inc.
Consolidated Balance Sheets

	July 3,	January 2,
	2010	2010
	(In Thousands)
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$9,771	$14,219
Accounts receivable, net	45,519	38,221
Inventories	66,766	62,301
Refundable income taxes	3,799	3,048
Deferred income taxes	5,350	5,816
Other current assets	4,360	3,648

Total current assets	135,565	127,253
Property and equipment, net	107,760	113,369
Goodwill	152,809	153,813
Intangible assets, net of accumulated amortization	40,973	42,729
Other assets	1,165	1,181

Total Assets	$438,272	$438,345

Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$24,924	$19,494
Accrued wages and benefits	9,797	7,607
Other accrued expenses	3,827	5,113
Accrued income taxes	192	257
Deferred income taxes	-	78
Revolving line of credit	1,925	3,320
Current portion of capital lease obligations	457	529
Current portion of long-term debt	84,705	20,400

Total current liabilities	125,827	56,798
Accrued Income Taxes	6,476	6,362
Deferred income taxes	17,141	17,646
Derivative valuation liability	2,305	2,982
Capital lease obligations, less current portion	2,644	2,887
Long-term debt, less current portion	1,026	69,200

Total Liabilities	155,419	155,875

Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued July 3, 2010--35,944; January 2, 2010--35,840	4	4
Additional paid-in capital	278,526	278,176
Retained earnings	6,387	277
Accumulated other comprehensive income (loss)	(2,064)	4,013

Total Shareholders' Equity	282,853	282,470

Total Liabilities and Shareholders' Equity	$438,272	$438,345

Reconcilitation of Non-GAAP Financial Measures
	Three Months Ended
	July 3,	April 3,	July 4,
	2010	2010	2009
	(In Thousands, Except Per Share Data)
	(unaudited)

Operating Income, as reported	$7,751	$3,912	$13,541
Facility closure and severance costs	340	520	54

Operating Income excluding facility closure and severance costs	$8,091	$4,432	$13,595

Net Income, as reported	$4,479	$1,631	$8,975
Facility closure and severance costs	221	338	35

Net Income excluding facility closure and severance costs	$4,700	$1,969	$9,010

Earning per diluted share	$0.13	$0.05	$0.25
Impact of facility closure and severance costs per diluted share	0.01	0.01	0.00

Earning per diluted share, excluding facility closure and severance costs	$0.14	$0.06	$0.25